Exhibit 99.1

K&S Corporate Headquarters Kulicke & Soffa Pte Ltd 23A Serangoon North Ave 5 #01-01, Singapore 554369
+65-6880-9600 main +65-6880-9580 fax www.kns.com Co. Regn. No. 199902120H

Kulicke & Soffa Raises Quarterly Dividend by 16.7%
Quarterly Dividend Increases to $0.14

SINGAPORE – December 10, 2020 – Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa,” “K&S” or the “Company”), announced today that its Board of Directors has declared and authorized an increased quarterly dividend of $0.14 per share of common stock, representing a 16.7% increase. The dividend payment will be made on January 11, 2021 to holders of record as of December 24, 2020.

“We remain committed to creating meaningful and sustainable value through efficient market expansion initiatives, such as our recent entry into advanced display, and also by supporting fundamental technology transitions within the automotive and semiconductor markets,” stated Fusen Chen, President and CEO. “Our track record of shareholder returns, and this dividend increase, highlight our ongoing commitment to deliver value on a per share basis.”

Over the past five fiscal years, K&S has returned $349.6 million of capital to investors through the repurchase and dividend programs. The Company maintains its long-term capital allocation target of returning at least 50% of free cash flows to shareholders in the form of share repurchases and dividends.

About Kulicke & Soffa
Kulicke & Soffa (NASDAQ: KLIC) is a leading provider of semiconductor and electronic assembly solutions serving the global automotive, consumer, communications, computing and industrial markets. Founded in 1951, K&S prides itself on establishing foundations for technological advancement - creating pioneering interconnect solutions that enable performance improvements, power efficiency, form-factor reductions and assembly excellence of current and next-generation semiconductor devices.
Leveraging decades of development proficiency and extensive process technology expertise, Kulicke & Soffa’s expanding portfolio provides equipment solutions, aftermarket products and services supporting a comprehensive set of interconnect technologies including wire bonding, advanced packaging, lithography, and electronics assembly. Dedicated to empowering technological discovery, always, K&S collaborates with customers and technology partners to push the boundaries of possibility, enabling a smarter future (www.kns.com).

Contacts:

Kulicke & Soffa
Marilyn Sim
Public Relations
P: +65-6880-9309
F: +65-6880-9580
msim@kns.com

Kulicke & Soffa
Joseph Elgindy
Investor Relations
P: +1-215-784-7500
F: +1-215-784-6180
investor@kns.com

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